Exhibit 10.2

LEASE AGREEMENT

This Lease Agreement is entered into as of October 1, 2004, by and between Fitmedia Inc., a Delaware Corporation, File No. 3848592 and extra-provincial registration in British Columbia under number A0063518 ("Tenant") and Mark Hammer, an individual resident in British Columbia, Canada ("Landlord").

Upon the terms and subject to the conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord, the following:

Premises:
Suite 304 – 338 West 8th Avenue, Vancouver, BC V5Y 3X2
Non-exclusive use and access on bottom floor/
Exclusive use of top floor (approximately 300 square feet)

Use of Equipment:
Fax machine and fax number 604 876 1047, Internet Connection all of which area is hereinafter referred to as the "Premises."

Section 1. Lease Term. The lease term shall commence on October 1, 2004, and shall terminate on September 30, 2009. The lease may be terminated by Tenant on one month’s written notice to Landlord. Landlord may terminate lease on six months written notice to Tenant, or on one month written notice to Tenant if Landlord has entered into a binding contract for sale of the Premises.

Section 2. Rent. The annual rent for the lease term shall be $167 USD monthly, payable for each year in advance within the first month of each year. If the lease is terminated before the end of the year, Landlord shall reimburse Tenant all advance payments for months exceeding the lease term. Payment shall be made by Tenant as follows:

50% of the lease payment	Mark Hammer
25% of the lease payment	Kathy Watkinson
25% of the lease payment	Sean Watkinson.

Section 3. Use of the Premises. Tenant's use of the Premises shall be in a lawful, careful, safe, and proper manner, and Tenant shall carefully preserve, protect, control and guard the same from damage.

Section 4. Taxes and Assessments. Landlord shall pay all real estate taxes and assessments becoming due and payable with respect to the Premises during the lease term.

Section 5. Utilities. Landlord shall cover all charges incurred for all utility services furnished to the Premises, including without limitation, sanitary sewer, water, natural gas, and electricity. If Tenant installs a telephone or fax line in the Premises, Tenant shall be responsible to pay such telephone or fax bills. Tenant shall have the use of Landlord’s current fax line installed on the Premises. Landlord agrees to provide Tenant with connections to the Internet at no extra charge. Tenant agrees to pay Landlord within 30 days of any charges for long distance fax charges.

Section 6. Indemnity and Liability. Tenant shall indemnify Landlord for any liability or other expense that may occur or be claimed by or with respect to any person or property on or about the Premises resulting form the use, misuse, occupancy or possession of the Premises by Tenant.

Section 7. Signs. Tenant shall have the right to install and operate, at its sole cost and expense, any sign or signs on the door of the Premises which shall not be in violation of any law, statute or ordinance, and Tenant shall have the right to remove the same, provided that Tenant must repair any damage to the Premises caused by such removal.

Section 8. Default. If Tenant fails to pay any installment of rent or make any other payment required to be made by Tenant when the same shall become due and payable, Landlord may terminate the lease.

Section 9. Surrender of Premises. Upon termination of this Lease Tenant shall at once surrender possession of the Premises to Landlord in a condition substantially similar to its original condition upon the commencement of the lease term, and shall at once remove all of Tenant's personal property and trade fixtures from the Premises.

Section 10. Entry by Landlord. Landlord shall have the right to enter upon the Premises at all reasonable times for any purpose whatsoever, but the Landlord shall not unreasonably interfere with Tenant's use of the Premises.

Section 11. Assignment. Tenant shall not assign this Lease or sublet the Premises, or any part thereof, without the prior written consent of Landlord, which consent may be subject to terms and conditions as Landlord considers necessary in order to protect its interest in the premises; provided, however, that no assignment of this Lease, whether by act of tenant or by operation of law, and no sublease of the premises, or any part thereof, by or from tenant, shall relieve or release tenant from any of its obligations hereunder.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease Agreement as of the date first set forth above.

TENANT:	LANDLORD:

Fitmedia Inc.

/s/ Tim Crottey	/s/ Mark Hammer
Signatory: Timothy Crottey, CEO	Mark Hammer